Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces First Quarter Results

SYKESVILLE, MD – April 12, 2012 – Carroll Bancorp, Inc. (OTCBB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced quarterly net income of $27,000 for the quarter ended March 31, 2012, which represents a 23% increase over the quarter ended March 31, 2011. Earnings per basic and diluted common share was $0.08 for the 2012 three month period.

“We are extremely pleased to report the continued improvement in the Bank’s net income, asset quality and net interest margin. The positive trend in our performance ratios demonstrates our continuing efforts to reduce the amount of problem assets and our ongoing efforts to improve the mix of our earning assets and deposit base.” stated Russell J. Grimes, President and CEO of Carroll Bancorp, Inc.

The increase in net income was the result of the growth in net interest income of $78,000, or 12%, as the Bank’s net interest margin improved to 3.25% for the three months ended March 31, 2012 compared to 2.85% for the three months ended March 31, 2011. This was partially offset by an increase in non-interest expenses of $63,000, or 9%, as a result of additional costs related to becoming a public company, higher salary and benefit costs and expenses associated with the workout of foreclosed real estate.

Nonperforming loans decreased by $1.3 million, or 72%, to $517,000 from $1.9 million while total nonperforming assets decreased by $793,000, or 30%, to $1.9 million from $2.7 million. The ratio of nonperforming loans to total loans was 0.81% and 3.03%, respectively, at March 31, 2012 and 2011 and the ratio of total nonperforming assets to total assets was 1.95% and 2.80%, respectively, at March 31, 2012 and 2011. In addition, our loans past due 30-89 days decreased by $856,000, or 72%, to $450,000 at March 31, 2012 compared to $736,000 at March 31, 2011. Loans 90 days or more past due are considered nonperforming loans.

Carroll Bancorp, Inc.’s common stock trades on the OTC Bulletin Board (www.otcbb.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO at 410-795-1900.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is a state-chartered commercial bank with branch offices in the Eldersburg and Westminster of Carroll County, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

Forward-Looking Statements: The statement in this release regarding improving asset mix is a forward-looking statement within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statement is based on our current beliefs and expectations and is inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statement is subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, further deterioration in general economic conditions in our market areas, the impact of new governmental regulations, and unexpected changes in interest rates, deposit flows and loan demand, as well as other risks and uncertainties, as described in Carroll Bancorp, Inc.’s Registration Statement on Form S-1, as amended, as filed with the Securities and Exchange Commission (File No. 333-172770). We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

Financial Highlights
(Dollars in thousands)	At March 31, 2012	At March 31, 2011	At December 31, 2011
	(unaudited)	(unaudited)	(audited)
Selected Financial Condition Data:
Total assets	$96,860	$95,790	$96,262
Total loans	64,207	61,322	64,181
Allowance for loan losses	525	633	594
Deposits	83,197	84,929	82,651
Federal Home Loan Bank advances	5,000	5,000	5,000
Total equity	8,550	5,797	8,499

Asset Quality Ratios:
Allowance for loan losses to total loans	0.82%	1.03%	0.93%
Nonperforming loans to total loans	0.81%	3.03%	1.00%
Nonperforming assets to total assets	1.95%	2.80%	2.51%

Capital Ratios (bank level):
Total capital to risk-weighted assets	15.79%	13.41%	16.67%
Tier 1 capital to risk weighted assets	14.81%	12.16%	15.51%
Tier 1 capital to average assets	8.23%	5.94%	8.19%
Tangible equity to tangible assets	8.25%	5.94%	8.26%

	For the Three Months Ended March 31, (unaudited)
( Dollars in thousands, except per share data)	2012	2011
Selected Operating Data:
Interest and dividend income	$970	$960
Interest expense	259	327

Net interest income	711	633
Provision for loan losses	5	—

Net interest income after provision for loan losses	706	633
Noninterest income	77	79
Noninterest expense	747	684

Income before income tax expense	36	28
Income tax expense	9	6

Net income	$27	$22

Earnings per share	$0.08	N/A

Select Financial Ratios (unaudited):
Return on average assets	0.11%	0.09%
Return on average equity	1.26%	1.52%
Interest rate spread	3.20%	2.81%
Net interest margin	3.25%	2.85%
Efficiency ratio	94.74%	96.09%
Noninterest expense to average assets	3.12%	2.91%
Average interest-earning assets to average interest-bearing liabilities	103.67%	102.35%